UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240.14a-12

M & F WORLDWIDE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M & F WORLDWIDE CORP.

35 East 62nd Street
New York, New York 10021
Tel: 212-572-8600

April 30, 2007

To Our Stockholders:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of M & F Worldwide Corp., which we will hold at the offices of John H. Harland Company, 2939 Miller Road, Building 4, Decatur, GA 30035, on Thursday, May 17, 2007, at 9:00 a.m. local time.

The business of the meeting will be to elect directors to serve until the annual meeting in 2010 and to approve certain bonus arrangements for Steven G. Taub. The latter proposal is for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986. You can find information on these matters in the accompanying Proxy Statement.

While stockholders may exercise their rights to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management’s recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible.

Sincerely yours,
Howard Gittis Chairman of the Board, President and Chief Executive Officer

M & F WORLDWIDE CORP.

35 East 62nd Street
New York, New York 10021
Tel: 212-572-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
M & F Worldwide Corp.:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the ‘‘Annual Meeting’’) of M & F Worldwide Corp., a Delaware corporation (the ‘‘Company’’), will be held on the 17th day of May 2007 at 9:00 a.m., local time, at the offices of John H. Harland Company, 2939 Miller Road, Building 4, Decatur, GA 30035, for the following purposes:

1.	To elect the nominees for the Board of Directors of the Company to serve until the annual meeting in 2010 and until such directors’ successors are duly elected and shall have qualified;

2.	To approve certain bonus arrangements for Stephen G. Taub for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

A proxy statement describing these matters is attached to this notice. Only stockholders of record at the close of business on April 9, 2007 (the ‘‘Record Date’’) are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 35 East 62nd Street, New York, New York 10021, for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since you may revoke a proxy at any time, you may vote in person at the Annual Meeting even if you have returned a proxy.

By Order of the Board of Directors,
M & F WORLDWIDE CORP.

April 30, 2007

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
IN ACCORDANCE WITH YOUR WISHES.

M & F WORLDWIDE CORP.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 17, 2007

This proxy statement (the ‘‘Proxy Statement’’) is being furnished in connection with the solicitation by the Board of Directors (the ‘‘Board of Directors’’) of M & F Worldwide Corp., a Delaware corporation (the ‘‘Company’’), of proxies to be voted at the 2007 Annual Meeting of Stockholders (the ‘‘Annual Meeting’’) to be held on the 17th day of May 2007 at 9:00 a.m., local time, at the offices of John H. Harland Company, 2939 Miller Road, Building 4, Decatur, GA 30035, and at any adjournment or postponement thereof (the ‘‘Annual Meeting’’). This Proxy Statement and the enclosed proxy card are first being sent to stockholders on or about April 30, 2007.

At the Annual Meeting, the Company will ask its stockholders (1) to elect the following persons as directors of the Company until the Company’s annual meeting in 2010 and until such directors’ successors are duly elected and shall have qualified: Ronald O. Perelman, Martha L. Byorum, Theo W. Folz and Bruce Slovin; (2) to approve certain bonus arrangements for Stephen G. Taub for the purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘IRC’’); and (3) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10021, and the telephone number is 212-572-8600.

Solicitation and Voting of Proxies; Revocation

All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement and FOR approval of certain bonus arrangements for Stephen G. Taub for purposes of allowing such compensation to be deductible under Section 162(m) of the IRC. The Company has no knowledge of any other matter to be brought before the meeting. The submission of a signed proxy will not affect a stockholder’s right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10021, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of record of the Company’s common stock, par value $.01 per share (‘‘Common Stock’’), at the close of business on April 9, 2007 (the ‘‘Record Date’’) are entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 20,558,370 shares of Common Stock, each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes

(i.e., shares held by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion), if any, shall be counted for purposes of determining whether a quorum exists. The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company. With respect to the election of directors, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote. The affirmative vote of a majority of the votes cast is required to approve the bonus arrangements for Stephen G. Taub. With respect to that proposal, an abstention will have the effect of a vote against the proposal. A broker non-vote will have no effect on the proposal.

Mafco Consolidated Group Inc., a Delaware corporation (‘‘Mafco Consolidated’’), which beneficially owns 7,623,000 shares of the outstanding Common Stock, representing approximately 37.1% of the outstanding Common Stock as of the Record Date, has informed the Company of its intention to vote its shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement; and FOR approval of certain bonus arrangements for Stephen G. Taub for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986. Mafco Consolidated is wholly owned by MacAndrews & Forbes Holdings Inc. (‘‘MacAndrews Holdings’’), the sole stockholder of which is Ronald O. Perelman. Based on the foregoing, the presence, in person or by properly executed proxy, of the holders of 2,656,185 additional shares of Common Stock (representing approximately 12.9% of the shares of Common Stock outstanding as of the Record Date) would be required to constitute a quorum and elect the director nominees and approve the bonus arrangements for Stephen G. Taub.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors consists of Ronald O. Perelman, Philip E. Beekman, Martha L. Byorum, Charles T. Dawson, Viet D. Dinh, Jaymie A. Durnan, Theo W. Folz, Howard Gittis, Paul M. Meister, Bruce Slovin, Stephen G. Taub and Carl B. Webb. The Company’s Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

The Board of Directors has nominated Messrs. Perelman, Folz and Slovin and Ms. Byorum, for election as directors at the Annual Meeting to serve until the annual meeting in 2010. Messrs. Perelman, Folz and Slovin and Ms. Byorum are currently members of the Board of Directors whose terms expire at the Annual Meeting. All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. The Board of Directors has been informed that Messrs. Perelman, Folz and Slovin and Ms. Byorum are willing to serve as directors, but if any of them should decline or be unable to act as a director, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the individuals named in the proxies will vote for the election of such other person or persons. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote on this proposal.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees listed herein for director.

Directors and Director Nominees

The name, age (as of March 31, 2007), period of service as a director of the Company, principal occupation and selected biographical information of each director and director nominee are set forth below.

Ronald O. Perelman (64) has been a director of the Company since 1995 and was Chairman of the Board of the Company from 1995 to 1997. Mr. Perelman has been Chairman of the Board and Chief

Executive Officer of MacAndrews Holdings and MacAndrews & Forbes Inc. (together with MacAndrews Holdings, ‘‘MacAndrews & Forbes’’), which are diversified holding companies, and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of Revlon Consumer Products Corporation (‘‘Revlon Products’’) and Revlon, Inc. (‘‘Revlon’’). Mr. Perelman is a director (or member of the Board of Managers, as applicable) of the following companies which file reports pursuant to the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’): Allied Security Holdings LLC (‘‘Allied Security’’), Revlon Products, Revlon and Scientific Games Corporation. Revlon Products, Revlon and Allied Security are all affiliates of MacAndrews & Forbes. Mr. Perelman’s term as a director of the Company expires at the Annual Meeting.

Philip E. Beekman (75) has been a director of the Company since 2003. Mr. Beekman has been President of Owl Hollow Enterprises, a consulting and investment company, for more than the past five years. From 1986 to 1994, Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc., from 1977 to 1986 he was President and Chief Operating Officer of Seagram Company Limited and from 1973 to 1976 he was President of Colgate Palmolive Co. International. Mr. Beekman’s term as a director of the Company expires in 2008.

Martha L. Byorum (57) has served as a director of the Company since April 2007. Ms. Byorum is currently Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., a private investment banking firm. From 2003 to 2004, Ms. Byorum served as Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (‘‘VB&P’’) in 2003. VB&P was an independent strategic advisory and investment banking firm specializing in Latin America. Prior to co-founding VB&P in 1996, Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and Customer Group with global responsibilities. Ms. Byorum is a director of the following companies which file reports pursuant to the Exchange Act: Aeterna-Zentaris Laboratories, Inc. and Northwest Natural Gas Company. Ms. Byorum’s term as a director of the Company expires at the Annual Meeting.

Charles T. Dawson (57) has served as a director of the Company since January 2007. Mr. Dawson was appointed President and Chief Executive Officer of the Company’s wholly owned subsidiary, Clarke American Corp. (‘‘Clarke American’’) in April 2005. His previous roles at Clarke American were Executive Vice President/General Manager of Partnership Development from February 2003 to April 2005 and Senior Vice President/General Manager of the National Account/Securities/Business Development divisions from July 2000 to February 2003. Mr. Dawson was the Chief Executive Officer of Rocky Mountain Bank Note prior to joining Clarke American in 1992. Mr. Dawson is a director of Clarke American, which files reports pursuant to the Exchange Act. Mr. Dawson’s term as a director of the Company expires in 2009.

Viet D. Dinh (38) has served as a director of the Company since April 2007. Mr. Dinh has been a Professor of Law at Georgetown University Law Center since 1996. Mr. Dinh served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003. Mr. Dinh is a director of the following company which is required to file reports pursuant to the Exchange Act: News Corporation. Mr. Dinh’s term as a director of the Company expires in 2008.

Jaymie A. Durnan (53) has been a director of the Company since 1995. Mr. Durnan is currently a partner at Woodbury Hill Partners, a business advisory firm. Mr. Durnan was a partner in The Lehman Group, LLC, a business advisory firm, from 2004 through 2006. Mr. Durnan was the Special Assistant to the Secretary of Defense from 2003 to 2004 and the Special Assistant to the Deputy Secretary of Defense from 2001 to 2003. Prior to that, Mr. Durnan was a private equity investor with Radius Capital Partners, LLC, a venture capital firm. He was Senior Vice President of MacAndrews & Forbes and various affiliates from 1996 to 1999, Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1996 and Special Counsel to the Chairman of MacAndrews & Forbes from 1992 to 1999. Mr. Durnan was an attorney with the law firm of Marks & Murase from 1990 to 1992 and a United States Navy officer from 1975 to 1990. Mr. Durnan’s term as a director of the Company expires in 2008.

Theo W. Folz (63) has been a director of the Company since 1996. He served as the Company’s President and Chief Executive Officer from 1996 to 1999 and as Chairman of the Board from 1997 to 1999. Mr. Folz has been President and Chief Executive Officer of Consolidated Cigar Corporation and its successor company, Altadis U.S.A., a manufacturer of cigars, pipe tobacco and smokers’ accessories, since 1984. Mr. Folz’s term as a director of the Company expires at the Annual Meeting.

Howard Gittis (73) has been a director of the Company since 1995. He has served as the Company’s Chairman of the Board, President and Chief Executive Officer since 2000. Mr. Gittis has been Vice Chairman of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which file reports pursuant to the Exchange Act: Allied Security, Clarke American, Jones Apparel Group, Inc., Revlon and Scientific Games Corporation. Mr. Gittis’ term as a director of the Company expires in 2009.

Paul M. Meister (54) has been a director of the Company since 1995. Mr. Meister is Chairman of the Board of Thermo Fisher Scientific Inc. From March 2001 through 2006, Mr. Meister was Executive Vice President and Vice President and Vice Chairman of the Board of Fisher Scientific International, Inc. (scientific instruments, equipment and supplies, ‘‘Fisher’’) and was Executive Vice President, Vice Chairman and Chief Financial Officer of Fisher from March 1998 to March 2001. Mr. Meister was Senior Vice President-Chief Financial Officer of Fisher from 1991 to 1998 and Senior Vice President of Abex, Inc. from 1990 to 1992. Mr. Meister is a director of the following corporations which file reports pursuant to the Exchange Act: Thermo Fisher Scientific, Inc. and LKQ Corporation. Mr. Meister’s term as a director of the Company expires in 2009.

Bruce Slovin (71) has been a director of the Company since 1995 and was an executive officer of MacAndrews & Forbes and various affiliates from 1980 to 2000. Mr. Slovin is a director of the following corporations which file reports pursuant to the Exchange Act: Cantel Industries and Daxor Corp. Mr. Slovin’s term as a director of the Company expires at the Annual Meeting.

Stephen G. Taub (55) has been a director of the Company since 1998. Mr. Taub was elected President and Chief Executive Officer of the Company’s wholly owned subsidiary, Mafco Worldwide Corporation (including its predecessor in interest, ‘‘Mafco Worldwide’’), in 1999 and served as President and Chief Operating Officer of Mafco Worldwide from 1993 to 1999. Mr. Taub was elected Senior Vice President in 1987, and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Manufacturing. Mr. Taub’s term as a director of the Company expires in 2008.

Carl B. Webb (57) has served as a director of the Company since January 2007. Mr. Webb has served as the interim President of Triad Financial Corporation since August 2005, and as a consultant to Hunter’s Glen Ford, Ltd., an investment partnership, since November 2002. Previously, Mr. Webb was the President, Chief Operating Officer and director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and CEO of First Madison Bank, FSB (from 1993 to 1994) and First Gibraltar Bank, FSB (from 1988 to 1993), as well as President and Director of First National Bank at Lubbock (from 1983 to 1988). Mr. Webb is a director of the following corporations which file reports pursuant to the Exchange Act: Triad Financial Corporation, Plum Creek Timber Company, Inc. and Affordable Residential Communities.

Board of Directors and Corporate Governance

The Board of Directors adopted a set of categorical standards (the ‘‘Independence Standards’’) to assist it in making its determination whether particular members of the Board of Directors are ‘‘independent’’ within the meaning of the New York Stock Exchange (the ‘‘NYSE’’) listing standards. The Independence Standards adopted by the Board of Directors are in accordance with the ‘‘bright-line’’ independence tests promulgated by the NYSE. After adopting these standards, the Board of Directors used them to determine that Messrs. Beekman, Dinh, Durnan, Folz, Meister, Slovin and Webb and Ms. Byorum (comprising a majority of the Board) are independent within the meaning of the Independence Standards. The Board of Directors has also adopted a set of Corporate Governance

Guidelines, which provide that the Board of Directors will meet regularly in ‘‘executive session,’’ that is, without management present, and that the directors present at such meetings shall select the director who shall preside over that meeting.

Anyone wishing to communicate with any director (or group of directors) for any purpose, including to report any issue concerning management or any suggestion concerning candidates for the Board of Directors, may do so by sending the communication to the director or group of directors in care of the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, or by facsimile transmission to (212) 572-8435. The Secretary is obliged to forward any such communication promptly and unaltered.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee, consisting of Messrs. Beekman, Meister (Chairman) and Webb, (i) engages the Company’s independent auditors, (ii) approves the plan, scope and results of the audit, (iii) reviews with the auditors and management the Company’s policies and procedures with respect to internal controls over financial reporting, (iv) reviews changes in accounting policies and (v) approves the nature, scope and amount of audit-related and non-audit services that the Company’s independent auditors may perform. The Audit Committee operates under a written charter which is available on the Company’s website at www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Audit Committee is ‘‘independent’’ within the meaning of the NYSE listing standards applicable to audit committee members. The Board of Directors has determined that Mr. Meister is an ‘‘audit committee financial expert’’ within the meaning of Regulation S-K promulgated by the Securities and Exchange Commission (the ‘‘SEC’’). It is anticipated that the existing members of the Audit Committee will continue service in 2007.

The Compensation Committee, consisting of Messrs. Beekman, Folz (Chairman) and Slovin, approves compensation, benefits and incentive arrangements for the Chief Executive Officer and certain other officers and other senior managerial employees of the Company. The Compensation Committee considers and awards options to purchase shares of common stock pursuant to the Company’s stock option plans. The Compensation Committee operates under a written charter which is available on the Company’s website at www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Compensation Committee is ‘‘independent’’ within the meaning of the NYSE listing standards. It is anticipated that the existing members of the Compensation Committee will continue service in 2007.

The Nominating and Corporate Governance Committee, consisting of Messrs. Durnan, Folz and Slovin (Chairman), considers candidates for the Board of Directors and the Board’s committees and reviews aspects of the Company’s governance structure. The Nominating and Corporate Governance Committee operates under a written charter which is available on the Company’s website at www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is ‘‘independent’’ within the meaning of the NYSE listing standards. The Nominating and Corporate Governance Committee will consider candidates for any vacancy on the Board of Directors that stockholders may suggest in accordance with the procedures described above. The committee has adopted a policy concerning minimum criteria for evaluating candidates. The policy requires that the committee consider available information concerning candidates’ character and integrity, maturity of judgment, skills and experience in relation to enhancing the ability of the Board of Directors to oversee the affairs and business of the Company, and demonstrated ability to cooperatively enhance the decision-making ability of the Board of Directors as a whole. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee identifies potential nominees from various sources such as officers, directors and stockholders and may retain, but did not in 2006, the services of third-party consultants to assist it in identifying and evaluating nominees. It is anticipated that the existing members of the Nominating and Corporate Governance Committee will continue service in 2007.

During 2006, the Board of Directors held 12 meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee

held four meetings. During 2006, the Board of Directors also acted two times by unanimous written consent. Each director attended more than 75% of the total number of meetings of the Board and any committee on which such director served that were held during 2006. The Company encourages the Board of Directors to attend its annual stockholder meeting. Seven directors attended last year’s annual stockholder’s meeting.

Copies of the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, reports under Section 16 of the Exchange Act and any amendments to these documents, as well as current versions of the following documents are available to any stockholder without charge on the Company’s website at www.mandfworldwide.com, or upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021:

•	the Company’s Code of Business Conduct, which includes its Code of Ethics for principal executive and senior financial officers;

•	the charters for all standing committees of the Board of Directors, namely its Audit, Compensation and Nominating and Corporate Governance Committees;

•	the Company’s Independence Standards; and

•	the Company’s Corporate Governance Guidelines.

Executive Officers

The following table sets forth as of the date hereof the executive officers of the Company, the Chief Executive Officer of Mafco Worldwide, which operates the Company’s licorice products business, and the Chief Executive Officer of Clarke American, which operates the Company’s checks and related products and direct marketing services.

Name	Position
Howard Gittis	Chairman, President and Chief Executive Officer
Barry F. Schwartz	Executive Vice President and General Counsel
Paul G. Savas	Executive Vice President and Chief Financial Officer
Stephen G. Taub	President and Chief Executive Officer of Mafco Worldwide
Charles T. Dawson	President and Chief Executive Officer of Clarke American Corp.

For biographical information about Messrs. Dawson, Gittis and Taub, see ‘‘Directors and Director Nominees.’’

Barry F. Schwartz (58) has been Executive Vice President and General Counsel of the Company since 1996. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993.

Paul G. Savas (44) has been Executive Vice President and Chief Financial Officer of the Company since May 2006. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since April 2007 and Executive Vice President – Finance of MacAndrews & Forbes and various affiliates since 2006. Prior to that he served in various positions at MacAndrews & Forbes and its affiliates, including as Senior Vice President of Finance from October 2002 until May 2006, Vice President from 1998 until 2002, and Director of Corporate Finance from 1994 until 1998.

Code of Ethics

The Company has adopted a Code of Business Conduct, which includes a Code of Ethics for the Company’s principal executive and senior financial officers. The Code of Business Conduct applies to all directors, officers, employees, consultants and agents of the Company. The current version of the Code of Business Conduct is available to any stockholder on the Company’s website at www.mandfworldwide.com, or without charge upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021. If the Company changes the Code of Ethics in any material respect or waives any provision of the Code of Ethics for any of its principal executive or senior financial officers, the Company expects to provide the public with notice of any such change or waiver by publishing an appropriate description of such event on its website, www.mandfworldwide.com, or by other appropriate means as required or permitted under applicable rules of the SEC. The Company does not currently expect to make any such changes or waivers.

Compensation Committee Interlocks and Insider Participation

Mr. Folz served as a member of the Compensation Committee during the last completed fiscal year and has also served as the Company’s President and Chief Executive Officer from 1996 to 1999.

REPORT OF THE AUDIT COMMITTEE

During fiscal year 2006, the Audit Committee consisted of Ms. Roseanne Coppola and Messrs. Beekman and Meister. On January 23, 2007, Mr. Webb replaced Ms. Coppola on the Audit Committee. The overall responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. The committee has the responsibility to evaluate the independent auditors, engage them and, if appropriate, engage their replacement. The committee must discuss with the auditors the scope and plan for the audit; when appropriate, approve the plan for the audit; and discuss with both the auditors and management the adequacy and effectiveness of the Company’s financial and accounting controls. The committee also reviews with both management and the auditors the Company’s quarterly and annual financial statements, including, the quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the committee approves the nature, scope and amount of audit-related and non-audit services that the Company’s independent auditors may perform.

The committee reviewed and discussed the audited financial statements with management and the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States (‘‘US GAAP’’), including the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), and their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under US GAAP. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (the ‘‘ISB’’), and has received the written disclosures and letter from the independent auditors required by ISB Standard No. 1 (Independence Discussions with Audit Committees). The ISB was created jointly by the SEC and the American Institute of Certified Public Accountants as a standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

The committee discussed with the Company’s independent auditors the overall scope and plans for their audit of the Company’s financial statements, and it approved the audit plan. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The committee considered whether any non-audit service provided to the Company by the independent auditors were compatible with maintaining the auditors’ independence from management and the Company. The committee approved the Company’s request that the independent auditors be permitted to perform certain non-audit services that the Company expects to require in 2007.

In reliance on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

THE AUDIT COMMITTEE
Paul M. Meister, Chairman Philip E. Beekman Carl B. Webb

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 9-12 below in this Proxy Statement with the Company’s appropriate officers. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, as well as in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including by incorporation by reference to the 2007 Proxy Statement.

THE COMPENSATION COMMITTEE
Theo Folz, Chairman Philip E. Beekman Bruce Slovin

Compensation Discussion and Analysis

Material Compensation Principles

The material principles underlying the Company’s executive compensation policies and decisions include (1) evaluating the performance of the Chief Executive Officers of our operating subsidiaries, Mafco Worldwide and Clarke American Corp., in light of approved Company goals and determining such Chief Executive Officers’ compensation levels based on such evaluation, (2) recommending for approval the compensation plans and incentive compensation plans for key executive officers of our operating subsidiaries other than the Chief Executive Officers, (3) establishing compensation-related performance objectives that support and reflect the Company’s strategic plan and goals, (4) ensuring that the compensation philosophy and structure is in line with and supports the Company’s business strategy and financial objectives, and (5) administering and reviewing, from time to time, the Amended Management Services Agreement with MacAndrews & Forbes to take into account the scope and nature of the services provided to the Company, the Company’s performance and growth and acquisition activity by the Company.

Management Services Agreement

In 2003, the Company entered into a management services agreement (the ‘‘Management Services Agreement’’) with MacAndrews & Forbes, whereby MacAndrews & Forbes would provide (i) the services of the Chief Executive Officer, Chief Financial Officer and General Counsel to the Company to manage the business and (ii) other management and advisory services to the Company. On May 24, 2006, the Company and MacAndrews & Forbes entered into an amended and restated management services agreement (the ‘‘Amended Management Services Agreement’’) to reflect the increased scope of the management services provided by MacAndrews & Forbes to the Company and the increased size of the Company after the acquisition of Clarke American. Under the Amended Management Services Agreement, the Company pays to MacAndrews & Forbes an annual fee of $5.0 million, paid quarterly, beginning with the third quarter of 2006. In 2006, 2005 and 2004, the Company paid to MacAndrews & Forbes $3.25 million, $1.5 million and $1.5 million, respectively, for the value of the services provided pursuant to the Management Services Agreement and the Amended Management Services Agreement.

Chief Executive Officer Compensation

Mr. Gittis has served as Chief Executive Officer of the Company since December 7, 2000. Since that date, he has received no compensation, directly or indirectly, from the Company. As described above, the Company pays MacAndrews & Forbes a fee under the Amended Management Services Agreement for the services of Mr. Gittis. Mr. Gittis is compensated by MacAndrews & Forbes, where he has been Vice Chairman since 1985.

Compensation Objectives

The objectives of the Company’s compensation programs are to enable the Company to attract, retain and motivate key talent critical to the long term success of the Company and to reinforce the relationship between pay and performance by linking a portion of compensation to actual Company performance and making it subject to the achievement of financial goals. The compensation programs are designed to reward achievement of both short-term and long-term strategic business objectives and financial goals.

Compensation Elements

The key elements of the Company’s compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and a long-term incentive plan. An executive officer’s annual base salary represents the fixed component of such executive officer’s total compensation, and variable compensation is intended to comprise a substantial portion of an executive’s total annual compensation. The Compensation Committee’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below. In addition, the general compensation principles for each of Mafco Worldwide and Clarke American are applicable to the way the Compensation Committee considers and evaluates compensation for each of Mr. Taub at Mafco Worldwide and Mr. Dawson at Clarke American. We have recently not been granting equity compensation. As discussed below, we have been using cash incentives instead.

Mafco Worldwide.    Generally, base salaries for executive officers of Mafco Worldwide are determined based upon an evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by Mafco Worldwide.

Salary adjustments are based on a periodic evaluation of the performance of Mafco Worldwide and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect of any corporate transaction that has been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These measures include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. The base salary paid to Stephen G. Taub, President and Chief Executive Officer of Mafco Worldwide, for 2006 was $965,000.

The variable compensation payable annually to executive officers of Mafco Worldwide consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions applicable to Mr. Taub which provide eligibility to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in his employment agreement. The performance goals are based upon the achievement of 80% to 115% of EBITDA goals set forth in Mafco Worldwide’s business plan during each calendar year and, in the case of Mr. Taub (as further described below) with a minimum based on EBITDA achievement relative to the prior year. The Company is confident that Mafco Worldwide will achieve its performance targets if its management team satisfies individual and collective performance objectives. Whether Mafco Worldwide will achieve results in excess of those targets is uncertain. The annual incentive compensation earned by Mr. Taub with respect to 2006 was determined in accordance with such contractual provisions. For 2006, based on achievement of a pre-set EBITDA target, a bonus of $965,000 was paid to Mr. Taub. The payments to Mr. Taub may not exceed $1,000,000 with respect to any calendar year and are not made unless the Compensation Committee certifies that the performance goals with respect to the applicable year have been met. Note that if Proposal 2 in this Proxy is adopted, the limit on bonus payments to Mr. Taub will be raised to $2,000,000 with respect to any calendar year, beginning with the 2007 year. In addition, the Compensation Committee may award a discretionary bonus to Mr. Taub. Mafco Worldwide uses an annual incentive bonus for Mr. Taub because the primary company performance element that Mafco Worldwide has its executive officers focus on is year over year EBITDA performance.

Other benefits and perquisites are offered in order to provide a competitive total compensation and benefits package. Mafco Worldwide provided during 2006 certain personal benefits because the Company believes that personal benefits with respect to certain matters are a more effective incentive than additional salary. Mr. Taub participates in benefit plans generally available to all executives on the same terms as similarly situated employees such as group medical insurance and participation in Mafco Worldwide’s sponsored 401(k) plan. Mafco Worldwide provides tax gross-up payments to Mr. Taub in respect of the portions of disability and life insurance premium payments which are taxable income to Mr. Taub. These gross-up payments are made so that Mr. Taub receives the full economic benefit of having the company pay the premiums for these benefits. Mr. Taub is also provided with a cell phone, annual physical and private country club membership. Mafco Worldwide provides a club membership to Mr. Taub so Mr. Taub has a location outside the office where he can conduct business in a social setting. Mr. Taub is permitted to travel first class for business and has a timeshare of a jet for business travel.

Clarke American.    Generally, the elements of compensation at Clarke American include base pay, annual merit increases, annual executive bonus plan, long-term incentive compensation plan, and other benefits and perquisites including club memberships, car allowances and cell phones. All compensation elements together are intended to compensate, retain, and motivate employees for work performed to achieve short and long-term goals.

Clarke American evaluates the achievement of personal goals in support of identified Company objectives, in part, to determine base pay and merit increases.

Base pay provides a base level of monthly income that is not subject to any performance-related risk. Base salaries are set by evaluating median base pay from salary surveys of other similarly sized companies. The Company recently reviewed an analysis prepared by an external compensation consultant that included market comparisons of U.S. companies of comparable sizes within the printing, direct mail and telemarketing industries. The median of the market, along with the scope of the position and the experience of the executive are used to place the position into an executive pay grade. The base salary paid to Charles T. Dawson, President and Chief Executive Officer of Clarke American, for 2006 was $587,500. The actual salary reflected above for Mr. Dawson was less than the annualized rate of pay set forth in his contract.

The annual executive bonus plan is designed to focus the executive on achievement of profitability goals for the current year. The annual bonus plan is based on achievement of 90% to 145% of the annual adjusted EBITDA target. The amount of bonus opportunity is tied to a percentage of salary increasing incrementally as performance against goal increases incrementally. The resulting bonus for Mr. Dawson for 2006, based on achievement of a pre-set adjusted EBITDA target, was $684,250.

Adjusted EBITDA targets are used in determining annual bonus payments and payments under the M & F Worldwide 2005 Long Term Incentive Plan (the ‘‘LTIP’’). Adjusted EBITDA is a non-GAAP measure representing EBITDA (net income before interest income and expense, income taxes, depreciation and amortization) adjusted to reflect the impact of a number of items the Company does not consider indicative of its ongoing performance such as restructuring costs, certain non-operational items, group management fees, certain stand-alone costs, an earn-out related to the Company’s Alcott Routon acquisition, and other non-cash adjustments. The Company believes adjusted EBITDA is the accurate assessment of its performance for the foregoing reasons and also because it excludes acquisition-related expenses. The Company is confident that Clarke American will achieve its performance targets if its management teams satisfy individual and collective performance objectives.

The LTIP is designed to focus the executive on achievement of the long-term profitability goals. The LTIP is cash-based with a three-year performance cycle. An LTIP bonus pool for Clarke American is comprised of 20% of Clarke American’s adjusted EBITDA achieved in excess of the target EBITDA. The participating executives’ ultimate payouts at the end of the third year will be based on the three-year overall performance. The Board of Directors of the Company determines individual participation in the LTIP. The amount an individual executive shares in the bonus pool is set forth in the individual’s LTIP award agreement. The LTIP payments can decrease materially if Clarke American EBITDA targets are not achieved as set forth in the plan documents. While Clarke American expects the targets to be met, it is not certain it will achieve in excess of those targets. After giving effect to Clarke American’s anticipated acquisition of John H. Harland Company in May 2007, it is contemplated that Clarke American’s compensation plans will be modified to reflect the increased size of Clarke American and further diversified business lines.

Clarke American offers other benefits and perquisites in order to provide a competitive total compensation and benefits package. Clarke American provides certain personal benefits because it believes that personal benefits with respect to certain matters are a more effective incentive than additional salary. Executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, such as group medical insurance and participation in and matching through Clarke American’s sponsored 401(k) plan. Executive officers also receive benefits available to other officers, such as a monthly car allowance, life insurance, annual physicals and a cell phone. Some executive officers are also provided private country club membership. The Company provides a leased car to Mr. Dawson rather than a car allowance, and permits him to travel first class. Mr. Dawson is also allowed reimbursements for gas mileage.

Other Important Elements of Compensation at Mafco Worldwide and Clarke American.

Compensation in the form of bonus opportunity or compensation in the form of base pay, merit increases and promotion opportunities can increase or decrease materially in the event of a change in scope of position responsibilities, in light of performance, and in response to market compensation rates.

Payments in connection with termination without cause are in the form of severance and are set forth in an individual’s employment agreement.

Severance payments are generally provided as part of the compensation package, in line with market practices. The Company believes severance payment opportunities encourage the executive officers of its principal operating subsidiaries to continue to perform in the best interests of the Company.

Tax treatments of annual bonuses and the LTIP affect the timing of any payout to its operating subsidiary executives. Payments may be delayed if permitted under applicable law in order to avoid accelerated or additional tax under Section 409A of the IRC.

The Compensation Committee attempts to ensure full deductibility of compensation notwithstanding the limitation on the deductibility of certain compensation in excess of one million dollars under Section 162(m) of the IRC. The Mafco Worldwide bonus plan, the Clarke American bonus plan, the LTIP and the Company’s stock option plans are designed so as to allow stock options and bonuses granted thereunder to be deductible under Section 162(m) of the Code. However, the Compensation Committee retains discretion to award or pay non-deductible compensation when it considers it to be in the best interests of the Company and stockholders to do so.

Role Of Executive Officers In Compensation Process

The Company’s Chairman and Chief Executive Officer, in consultation with the Compensation Committee, recommends business performance targets and objectives applicable to, evaluates the performance of, and recommends compensation for Messrs. Taub and Dawson. The Company’s other principal executive officers receive no compensation from the Company. See ‘‘Management Services Agreement’’ and ‘‘Chief Executive Officer Compensation’’ above.

Each of Mr. Taub and Mr. Dawson recommends business performance targets and objectives to M & F Worldwide with respect to the business segment that he leads, and evaluates the performance of, and recommends compensation for, the executive officers at his business segment.

The compensation policies and decisions for all executive officers of Mafco Worldwide and Clarke American are evaluated within their respective business segments, in consultation with M & F Worldwide. Targets are set consistent with annual budgets presented to and approved by M & F Worldwide. The Company is confident that Mafco Worldwide and Clarke American will achieve their respective targets if their management teams satisfy individual and collective performance objectives.

SUMMARY COMPENSATION TABLE FOR 2006

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Howard Gittis Chief Executive Officer	2006	—	—	—	—	—	—	—	—
Paul G. Savas EVP, Chief Financial Officer.	2006	—	—	—	—	—	—	—	—
Todd J. Slotkin EVP, Chief Financial Officer(1)	2006	—	—	—	—	—	—	—	—
Barry F. Schwartz EVP, General Counsel	2006	—	—	—	—	—	—	—	—
Stephen G. Taub President & CEO of Mafco Worldwide	2006	965,000	—	—	—	965,000	630	34,079	1,964,709
Charles T. Dawson President & CEO of Clarke American	2006	587,500	—	—	—	1,002,750	—	63,520	1,653,770

(1)	Messrs. Gittis, Schwartz and Savas receive no compensation directly or indirectly from the Company. They provide services to the Company under the terms of an Amended Management Services Agreement with MacAndrews & Forbes. Mr. Slotkin resigned as Executive Vice President and Chief Financial Officer in April 2006 and was replaced by Mr. Savas. Pursuant to the Amended Management Services Agreement, the Company pays to MacAndrews & Forbes an annual fee of $5.0 million, effective May 24, 2006. In 2006, the Company paid to MacAndrews & Forbes $3.25 million for the value of the services provided pursuant to the prior Management Services Agreement and the Amended Management Services Agreement, which includes the services of these executives.
(2)	The compensation paid to Mr. Taub listed in this column consists of $965,000 payable pursuant to the Mafco Worldwide Bonus Plan. The compensation paid to Mr. Dawson listed in this column consists of (i) $684,250 paid under the annual Executive Bonus Plan for performance in 2006; and (ii) $318,500 earned but not yet paid under the LTIP, which is an estimate based on 2006 performance only (any payment under the LTIP will be based on three-year performance through 2008 unless otherwise modified prior to its termination).
(3)	The Change in Pension Value reflects the increase in the aggregate Present Value of Accumulated Benefits, for all the pension plans, from December 31, 2005 to December 31, 2006. The Present Value of Accumulated Benefits at each date was calculated based on the benefit accumulated to that date, payable as a life annuity at age 65, and using the assumptions set forth in the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2005 and December 31, 2006. See ‘‘Pension Benefits for 2006’’ for additional information.
(4)	The compensation paid to Mr. Taub listed in this column includes: (i) payment of long-term disability insurance premiums in the amount of $7,430; (ii) a tax gross-up payment of $6,415 in respect of the taxable portion of disability premium payments; (iii) term life insurance premiums of $4,902; (iv) a tax gross-up payment of $2,409 in respect of the taxable portion of the life insurance premium payments; (v) the cost to the company of $901 for a supplemental health indemnity program which reimburses out of pocket costs for Mr. Taub; (vi) payment of health insurance premiums in the amount of $4,734; (vii) accidental death and dismemberment insurance premiums of $290; (viii) vision coverage expenses of $58; (ix) country club fees of $2,540.00 and (x) a 2% nondiscretionary employer contribution by Mafco Worldwide under its 401(k) plan of $4,400. The compensation paid to Mr. Dawson listed in this column includes: (i) car allowance or the value of the personal use of the leased vehicle and employer-provided gas of $15,843; (ii) country club fees of $3,880; (iii) term life insurance premiums of $2,162; (iv) employer contributions to the Clarke American Financial Freedom Plan and a supplemental non-qualified excess benefit plan of $33,783; and (v) other compensation in the amount of $7,852 for the tax gross-up on the personal use of a company vehicle.

The elements of compensation with respect to these executive officers are based upon the Amended Management Services Agreement or the employment contract, the LTIP Agreement, Company policy, and application of past practice, each as applicable to the respective officer.

Mr. Taub’s employment agreement provides for his employment as President and Chief Executive Officer of Mafco Worldwide commencing on August 1, 2001 through July 31, 2006, with a five-year evergreen. Mafco Worldwide has the right at any time to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends five years after the last day of the month in which the notice was given. The employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, although in no event will the term extend beyond May 25, 2016. The salary for Mr. Taub is set under the terms of his employment contract. Mr. Taub’s bonus plan is outlined in his employment contact. If during any year, EBITDA for that year at least equals EBITDA for the immediately prior year, then his performance bonus will at least equal that amount that is necessary to provide that the sum of base salary and bonus payable to Mr. Taub on account of the current year will be no less than the sum of the annual base salary and performance bonus paid to Mr. Taub on account of the prior year. Following the earlier of a change in control (as defined in Mr. Taub’s employment agreement) of Mafco Worldwide and May 25, 2016, Mafco Worldwide will purchase for Mr. Taub a single premium annuity providing to Mr. Taub the actuarial equivalent of the benefit under the Mafco Restoration Plan (as described below), as in effect on August 1, 2001 or on the annuitization date, whichever is greater.

Mr. Dawson has an employment contract for a term of three years. The salary for Mr. Dawson is set under the terms of his employment contract. Mr. Dawson’s bonus plans are outlined in his employment contract and LTIP Agreement. Mr. Dawson’s participation in the Clarke American Financial Freedom Plan and the Benefit Equalization Plan (discussed below under Nonqualified Deferred Compensation) are pursuant to the plan documents. Mr. Dawson’s other compensation is provided pursuant to Clarke American policy or application of practice.

GRANTS OF PLAN-BASED AWARDS DURING 2006

The following table presents information with respect to each award in 2006 to each named executive officer of plan-based compensation, including annual cash awards under the Executive Bonus Plan.

	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards
Name		Threshold	Target	Maximum
Stephen G. Taub	March 6, 2006	$579,000	$1,000,000	$1,000,000

Mr. Taub was granted a cash performance award under the Executive Bonus Plan for 2006 performance. The estimated possible payouts are based on achievement of 80% to 115% of Mafco Worldwide’s EBITDA goals for 2006, subject to a maximum limit of $1,000,000. The minimum threshold payout amount is based on 2005 EBITDA achievement. Mr. Taub’s performance bonus of $965,000 was paid to him in two installments, on January 4, 2007 and March 1, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

The following table sets forth certain information regarding equity Awards granted to the Named Executive Officers during previous years under the Company’s stock option plans, in each case which remained outstanding as of December 31, 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Stephen G. Taub President & CEO of Mafco Worldwide	132,900 15,000 250,000	0 0 0	0 0 0	$5.50 $5.50 $2.85	12/2/2009 5/18/2010 3/20/2012

(a)	Mr. Taub’s grant dates and vesting for options listed in the table are as follows:

•	Mr. Taub was granted 185,000 stock options at an exercise price of $5.50 per share on December 2, 1999, pursuant to the 1997 Stock Option Plan. The options vested 1/3 on each of December 2, 1999, November 30, 2000 and November 30, 2001.

•	Mr. Taub was granted 15,000 stock options at an exercise price of $5.50 per share on May 18, 2000, pursuant to the 2000 Stock Option Plan. The options vested 1/3 on each of May 18, 2000, November 30, 2000 and November 30, 2001.

•	Mr. Taub was granted 250,000 stock options at an exercise price of $2.85 per share on March 20, 2002, pursuant to the 2000 Stock Option Plan. The options vested 1/3 on each of July 1, 2002, July 1, 2003 and July 1, 2004.

OPTION EXERCISES AND STOCK VESTED FOR 2006

The following table sets forth the value of options held by the Named Executive Officers that were exercised during 2006, with the value shown in the table determined by multiplying the number of shares exercised by the NYSE closing market price on the exercise date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen G. Taub President & CEO of Mafco Worldwide	52,100	$573,768	—	—

PENSION BENEFITS FOR 2006

The following table shows, as of December 31, 2006 (the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 9, 2007), the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year with respect to the Named Executive Officers under the Mafco Replacement Pension Plan and the Mafco Restoration Plan. The present values of accumulated benefits are calculated using the methodology required by the SEC pursuant to Statement of Financial Accounting Standards No. 87, applied at the earliest unreduced retirement age. The section below provides more information about the terms of the plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Stephen G. Taub President & CEO of Mafco Worldwide	Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan	31	$49,955	—
	Benefits Restoration Plan	31	$868,172	—

(a)	The amounts set forth in the Pension Benefits table are based on the assumptions set forth in Note 14 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 9, 2007. The relevant assumptions are:

•	A 5.80% discount rate

•	A 3.50% annual salary increase rate

•	Mortality rates according to the RP-2000 Combined Healthy Participant Table, with projected mortality improvements to 2006.

The amounts shown are estimates of the increase in the actuarial present value of Mr. Taub’s age-65 accrued benefit under each plan for 2006. Mr. Taub is currently eligible for early retirement because he is over 55 years old and has more than 10 years of service. He qualifies for approximately 43 percent less than his full retirement benefit. The section below provides more information about early retirement benefits.

Mafco Worldwide provides the following retirement program to eligible salaried employees:

•	The Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan (‘‘Mafco Replacement Pension Plan’’), a tax-qualified defined benefit plan that provides monthly retirement benefits to all eligible employees. The plan terms are described in the section below.

•	The Mafco Worldwide Corporation Benefit Restoration Plan (‘‘Mafco Restoration Plan’’) a non-tax qualified plan that restores certain benefits that are limited by statutory limits. The plan terms are described in the section below.

•	The Mafco Worldwide Corporation Savings or Cash Option Plan for Employees (‘‘SCOPE Plan’’), a defined contribution plan qualified under IRC Sections 401(a) and 401(k). Eligible employees may elect to contribute a portion of their compensation to the plan. The Company annually contributes 2 percent of the participant’s compensation. Compensation is limited by the statutory limit ($220,000 in 2006). Subject to certain restrictions, participants may make voluntary after-tax contributions up to 10 percent of their aggregate compensation, and any such contributions are fully vested and non forfeitable at all times.

Mr. Taub participates in the Mafco Replacement Pension Plan and Mafco Restoration Plan (together, the ‘‘Pension Plans’’), as do other Mafco salaried employees.

Eligibility:    The Pension Plans cover salaried employees who are at least age 21 and have been credited with at least one thousand hours of service in any Plan Year (as defined in the Mafco Replacement Pension Plan) since the date such employee commenced employment.

Formula:    The annual amount of benefit under the Pension Plans is determined by a formula that:

•	multiplies the Average Final Compensation, less the Participant’s Primary Social Security Amount, by 50%, reducing this amount proportionally if the participant has less than 25 years of credited service;

•	subtracts the actuarial equivalent benefit of the SCOPE two percent employer contribution account balance; and

•	subtracts the annual annuity amount paid under an insurance contract issued by the John Hancock Life Insurance Company, providing for annuities payable to participants in a prior pension plan sponsored by Mafco Worldwide.

Average Final Compensation:    Averages the participant’s highest three consecutive calendar years of compensation earned during the participant’s service with Mafco Worldwide.

•	Compensation includes cash wages and salaries, including overtime and bonuses, and excludes (a) fringe benefits and other items, in addition to cash wages and salaries, required to be included in taxable income, such as life insurance or stock option exercise or disposition; and (b) employer contributions to this or other deferred compensation plans, other than salary reductions pursuing to Section 401(k) or Section 125.

•	The compensation factored into the benefits provided from the Mafco Replacement Pension Plan is subject to the statutory limit of $220,000 in 2006. Under the Mafco Restoration Plan, the maximum eligible compensation is limited to $500,000.

Early Retirement:    When a participant terminates on or after age 55 and completes 10 years of service, the participant can commence his pension benefit immediately, subject to ‘‘early retirement reduction,’’ as defined in the Pension Plans. In general, benefits are reduced by ½% for the first 60 months, and ¼% for the next 60 months that benefits start prior to age 65.

Mafco Restoration Plan:    The plan covers benefits accrued on compensation above the IRC Section  401(a)(17) compensation limit (up to $500,000 in compensation). In addition, the plan restores benefits accrued in excess of the IRC Section 415 benefit limit of $175,000 in 2006. All other provisions follow the Mafco Replacement Pension Plan. The plan is not funded.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2006

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Charles T. Dawson President & CEO of Clarke American	—	24,983	4,889	—	100,777

(1)	The amounts reported are included as part of ‘‘All Other Compensation’’ in the Summary Compensation Table.
(2)	The amounts reported are not included in the Summary Compensation Table since they do not constitute above-market interest.
(3)	Total balance of the executive’s account as of the end of the Company’s last fiscal year. Clarke American contributions to the Benefit Equalization Plan reported in the Summary Compensation Table for the prior year are as follows: Mr. Dawson – $34,715.

Material Features of the Deferred Compensation Plan

The Clarke American Corp. Deferred Compensation Plan is a non-elective, nonqualified deferred compensation plan known as the Benefits Equalization Plan, or BEP. Its primary purpose is to serve as a supplemental benefit program for employees whose Clarke American contributions to the Clarke American Financial Freedom Plan or the Checks in the Mail Financial Freedom Plan, as applicable, are limited due to the IRC’s annual qualified plan contribution limits. In 2006, the qualified plan compensation limit on which contributions could be based was $220,000. All employees whose eligible earnings are greater than this limit are automatically eligible for this benefit.

Employees may not defer income into this plan. Once the employee’s eligible compensation reaches the qualified plan compensation limit, the Company match (4% match on eligible earnings) is no longer deposited into the qualified plan but instead, is credited to the employee’s BEP account.

The BEP is an unfunded deferred compensation plan. Interest is credited to each participant’s account based upon the 10-year U.S. Treasury bond yield as in effect on the first business day of the plan year rounded to the next higher one-half percent, plus one percent. For plan year 2006, the rate is determined as follows:

10-year U.S. Treasury bond yield as of 1/3/2006	4.37%
Rounded to the next higher 0.5%	4.5%
Add 1.0%	5.5%

This methodology is defined in the BEP. Interest rates are provided annually by an outside compensation consultant.

Distributions are allowed only at termination, retirement, death, or disability and are to be paid within 90 days of such a qualifying event.

Potential Payments upon Termination or Change-in-Control

If the Company were to terminate Mr. Taub’s employment for cause, he would not become entitled to any further compensation. In the case of termination of his employment without cause, Mr. Taub would become entitled to receive:

•	continued payment of his base salary and bonus for a period of five years after the termination;

•	continued participation in applicable welfare benefit plans for five years after the termination; and

•	continued contribution to the employer portion of employee premiums of welfare benefit plans for a period of five years after termination.

If the Company were to terminate Mr. Dawson’s employment for cause, he would not become entitled to any further compensation. In the case of termination of his employment without cause, Mr. Dawson would become entitled to receive:

•	continued payment of his base salary for a period of two years after the termination;

•	continued participation in applicable welfare benefit plans for 12 months after the termination;

•	continued contribution to the employer portion of employee premiums of welfare benefit plans for a period of 12 months after termination; and

•	a pro rata annual bonus for the year in which termination occurred, if it would have otherwise been payable to him but for the termination of his employment.

Mr. Dawson’s LTIP payments would be forfeited upon the termination of his employment, other than due to death or disability, if such termination were to occur prior to December 31, 2008. If he were to die or be terminated due to disability prior to December 31, 2008, he (or his estate) would receive a pro rata payment at the time LTIP payments are otherwise paid. In the event of a change of control (as defined in the award agreement) prior to December 31, 2008, the Compensation Committee of M & F Worldwide has the discretion to award payment under the LTIP with respect to the period that elapsed during the award term prior to the change of control.

Mr. Taub is bound by a five-year non-competition covenant and Mr. Dawson is bound by a two-year non-competition covenant as well as a two-year non-solicitation covenant. Breach of either the non-competition or the non-solicitation covenants will result in a cessation of payment of salary and bonus continuation and benefits.

TERMINATION AND CHANGE IN CONTROL SCHEDULE

Name & Principal Position	Separation Pay(1) ($)	LTIP Accelerated Payment(2) ($)	Vacation(3) ($)	Health/ Welfare Plans(4) ($)	Executive Annual Bonus Plan(5) ($)	Outplacement Assistance(6) ($)	Deferred Compensation Plan Balance(7) ($)	Total ($)
Stephen G. Taub President & CEO of Mafco Worldwide	4,825,000	—	197,115	162,608	4,825,000	—	—	10,009,723
Charles T. Dawson President & CEO of Clarke American	1,190,000	318,500	11,077	5,795	684,250	30,000	100,777	2,340,399

(1)	In the case of the termination of the executive without cause (as defined in Mr. Taub’s employment agreement), Mr. Taub will be entitled to receive continued payment of base salary for a period of five years. In the case of the termination of the executive without cause (as defined in Mr. Dawson’s employment agreement), Mr. Dawson will be entitled to receive continued payment of base salary for a period of 2 years.
(2)	Although LTIP payments are generally forfeited upon the termination of the executive’s employment, in the case of death or disability prior to December 31, 2008, the executive shall receive a pro rata payment at the time LTIP payments are otherwise paid. The amounts listed assume death or disability at December 31, 2006 for purposes of calculating the entitlement. If a change of control occurs prior to December 31, 2008 the Compensation Committee of the Company has the discretion to award a LTIP payment with respect to the period of time that has elapsed during the award term prior to the change of control.
(3)	Upon termination other than for cause, Mr. Dawson is entitled to his earned and unused vacation for the current year; however, unused vacation is forfeited as of each December 31. Mr. Dawson is also entitled to $11,077, which reflects the dollar value of an unused amount of vacation time from prior years.
(4)	Mr. Taub, upon his termination other than for cause (as defined in his employment agreement), is entitled to continued participation in applicable welfare benefit plans for five years after the termination. Mr. Taub’s total assumes reasonable increases in healthcare costs over the applicable period. Mr. Dawson, upon his termination other than for cause (as defined in his employment agreement), is entitled to continued participation in applicable welfare benefit plans for 12 months after the termination and continued contribution by the Company to the employer portion of the employee premiums of welfare benefit plans for 12 months after the termination. The amounts set forth here reflect employer cost for 2006 based on his enrollment in Clarke American’s dental, medical and vision plans as of December 31, 2006.
(5)	Mr. Taub, in the case of his termination without cause (as defined in his employment agreement), will receive annually a bonus for each year of the five-year severance period, assuming that he would have been eligible to receive such bonus (including due to the satisfaction of Mafco Worldwide’s performance targets) had he been employed at the time such bonus would normally have been paid. In calculating this figure, we assumed the EBITDA Mafco Worldwide will have achieved over the next five years will remain stable. Mr. Dawson, in the case of his termination without cause (as defined in his employment agreement), shall receive a prorated bonus for the year in which the termination occurred, assuming that he would have been eligible to receive such bonus (including due to the satisfaction of Clarke American’s performance targets) had he been employed at the time such bonus would normally have been paid.
(6)	Standard outplacement assistance for Mr. Dawson of up to $30,000 would be paid to a mutually agreed provider of outplacement services for a 12-month outplacement program.
(7)	Upon termination, retirement, death or disability, Mr. Dawson’s total balance in his BEP would be paid within 90 days. These amounts reflect Mr. Dawson’s account balance as of December 31, 2006.

DIRECTOR COMPENSATION FOR 2006

The following Director Compensation table shows all compensation paid by the Company to its Directors in respect of 2006. While there are many ways to describe the value of an equity award granted to a director, SEC rules require that the Director Compensation Table show an accounting charge rather than a fair value for an equity award. The table includes, under the columns ‘‘Stock Awards’’ the expense that the Company must recognize pursuant to Statement of Financial Accounting Standards No. 123(R) during 2006 (excluding forfeiture assumptions) in respect of outstanding stock units to the directors listed below.

Name (a)	Fiscal Year	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)	All Other Compensation ($)	Total ($)
Philip E. Beekman	2006	71,500	—	—	—	71,500
Rosanne F. Coppola	2006	33,250	83,237	—	—	116,487
Jaymie A. Durnan	2006	48,000	—	—	—	48,000
Theo W. Folz	2006	56,000	—	—	—	56,000
Paul M. Meister	2006	—	161,207	—	—	161,207
Bruce Slovin	2006	—	133,772	—	—	133,772

(a)	Messrs. Gittis, Perelman and Taub did not receive any compensation for their service as directors for 2006.
(b)	In 2006, directors who did not receive compensation as officers or employees of the Company or any of its affiliates were paid an annual retainer fee of $35,000, payable in monthly installments and a fee of $1,000 for each meeting of the Board of Directors or any committee (other than the Audit Committee) that they attend. Members of the Audit Committee were paid an annual Audit Committee retainer fee of $10,000, in addition to the aforementioned annual retainer fee for Board membership, and a per meeting fee of $1,500 for each meeting of the Audit Committee that they attend. In recognition of the increased size of the Company and the increased responsibilities of the Board, and based upon the advice of independent compensation consultants, effective January 1, 2007, the annual retainer fee was increased from $35,000 to $50,000 and the per meeting fee was increased from $1,000 to $1,500 for the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee and the per meeting fee was increased from $1,500 to $2,000 for the Audit Committee.
(c)	Non-employee directors are eligible to participate in the Company’s Outside Directors Deferred Compensation Plan. This plan enables such directors to forego cash fees otherwise payable to them in respect of their service as a director and to have such fees credited in the form of stock units, which will be payable in the form of stock or cash, as elected by a director, when the director terminates service as a director, or at such other time as he or she elects. The Company classifies deferred directors’ compensation as a liability in the Company’s consolidated balance sheet and remeasures the liability at fair market value until settlement. Deferred directors’ compensation is recorded as a component of selling, general and administrative expenses in the Company’s consolidated statement of income. As of December 31, 2006 there were 24,611 stock units outstanding in total related to all compensation deferred by Ms. Coppola and Messrs. Meister and Slovin. As of December 31, 2006, 5,520, 10,598 and 8,493 stock units were credited to the accounts of Ms. Coppola and Messrs. Meister and Slovin, respectively. The grant date fair value of deferred compensation earned in 2006 was a total of $155,500 for Ms. Coppola and Messrs. Meister and Slovin. The grant date fair value of each grant awarded in respect of annual retainer fees to (i) Ms. Coppola was $1,458.34, and (ii) Messrs. Meister and Slovin was $2,916.67. The grant date fair value of each grant awarded in respect of board or committee meeting fees to (i) Ms. Coppola was $500.00 and (ii) Messrs. Meister and Slovin was $1,000.00. The grant date fair value of each grant awarded in respect of audit committee retainer fees to (i) Ms. Coppola was $416.67 and (ii) Mr. Meister was $833.33. The grant date fair value of each grant awarded in respect of audit committee meeting fees to (i) Ms. Coppola was $750.00 and (ii) Mr. Meister was $1,500.00.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO INCENTIVE
COMPENSATION ARRANGEMENTS FOR MAFCO WORLDWIDE’S
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Taub’s employment agreement provides for his employment as President and Chief Executive Officer of Mafco Worldwide commencing on August 1, 2001. In addition to Mr. Taub’s annual base salary, he is entitled to receive an annual bonus of between 60% and 150% of his annual base salary based on the attainment of a certain percentage of consolidated EBITDA targets, provided, however that the maximum bonus payable with respect to any calendar year would be $1,000,000.

On October 31, 2006, the Company amended Mr. Taub’s employment agreement, to provide that the maximum bonus payable to Mr. Taub under the contract’s performance bonus provisions will be $2,000,000 with respect to any calendar year, rather than $1,000,000 provision in effect prior to the amendment. A copy of the amendment is attached to this Proxy Statement as Annex A.

The amendment to Mr. Taub’s employment agreement was approved by the Compensation Committee of the Company on September 28, 2006. Compensation earned pursuant to the annual bonus provision of Mr. Taub’s employment agreement is intended to qualify as ‘‘performance-based compensation’’ under IRS Section 162(m) and is subject to approval by the stockholders of the Company. Such approval will require the affirmative vote of the majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions from voting on the approval of this proposal (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

The Board of Directors recommends that stockholders vote FOR approval of the amendment to Mr. Taub’s incentive compensation arrangements.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007. Ernst & Young LLP representatives will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for professional services rendered for the audit of the Company’s 2006 and 2005 annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in 2006 and 2005 were $1,797,513 and $1,840,655, respectively. Audit services include fees associated with the annual audit, the audit of the Company’s internal controls under Section 404 of the Sarbanes Oxley Act of 2002, the reviews of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for audit-related services rendered in 2006 and 2005 were $696,000 and $801,000, respectively. Audit-related services include due diligence services, employee benefit plan audits, assistance with compliance with the requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated pursuant thereto and audits and reviews not required for the audit of the consolidated financial statements.

Tax Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for tax services rendered in 2006 and 2005 to the Company were $20,000 and $0, respectively. Tax services include tax planning and tax advice.

All Other Fees.    The aggregate fees and expenses that Ernst & Young LLP billed to the Company for all other services rendered in 2006 and 2005 to the Company were $0 and $0, respectively.

Auditor Independence and Pre-Approval.    The Audit Committee considered whether any audit-related and non-audit service that Ernst & Young LLP provided were compatible with maintaining the auditors’ independence from management and the Company. It has been the Audit Committee’s policy to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The Audit Committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that the Company expects the auditors to render during the year. Throughout the year, the Audit Committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires advance approval by the Audit Committee. The Audit Committee approved the audit plan, all of the fees disclosed above and the non-audit services that the Company expects Ernst & Young LLP to provide in 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth the total number of shares of Common Stock that each director of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, the officers named in the Summary Compensation Table presented earlier in this Proxy Statement and all directors and executive officers as a group beneficially owned as of March 31, 2007, and the percent of Common Stock so owned. Common Stock is the Company’s only outstanding voting stock. ‘‘Beneficial ownership’’ for this purpose is as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person beneficially owns a share if the person has sole or shared voting power or investment power with respect to the share or the person has the right to acquire the share within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of any power of attorney or revocation of trust, discretionary account or similar arrangement.

Name	Amount and Nature of Beneficial Ownership (a)		Percent of Voting Stock
Mafco Consolidated Group Inc. 35 East 62nd Street New York, NY 10021	7,623,000	(b)	37.1%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	1,695,744	(c)	8.38%
Bay Harbour Management, L.C.	1,041,200	(d)	5.1%
Philip E. Beekman	10,900		*
Martha L. Byorum	0		*
Charles T. Dawson	0		*
Viet Dinh	0		*
Jaymie A. Durnan	983	(e)	*
Theo W. Folz	10,000		*
Howard Gittis	196,000		*
Paul M. Meister	83,631	(f)	*
Ronald O. Perelman	175,000		*
Paul G. Savas	0		*
Barry F. Schwartz	5,000		*
Bruce Slovin	39,527	(g)	*
Stephen G. Taub	397,900	(h)	1.9%
Carl Webb	227	(i)	*
All directors and executive officers as a group (14 persons)	8,533,168	(j)	41.51%

*	Less than 1%.
(a)	Of the shares of Common Stock shown for each individual listed, the following amounts represent options exercisable within 60 days: Mr. Perelman – 175,000; and Mr. Taub – 397,900.
(b)	All of such shares of Common Stock are indirectly owned by Mr. Perelman through MacAndrews Holdings and aggregate 37.1% of the outstanding Common Stock. Mr. Perelman’s total beneficial ownership, including the options disclosed in footnote (a) above, is approximately 37.6%. 7,248,000 of the shares are subject to a pledge agreement.
(c)	Information based solely on a Schedule 13G/A, filed with the SEC by Dimensional Fund Advisors Inc. on February 1, 2007.
(d)	Information based solely on a Schedule 13D, filed with the SEC by Bay Harbour Management, L.C. on March 8, 2007.

(e)	Includes 483 shares that may be deemed to be beneficially owned by Mr. Durnan as a result of his participation in the Company’s Outside Directors Deferred Compensation Plan.
(f)	Includes 11,215 shares that may be deemed to be beneficially owned by Mr. Meister as a result of his participation in the Company’s Outside Directors Deferred Compensation Plan.
(g)	Of the shares owned, 20,000 are held in trust for a child. Mr. Slovin disclaims beneficial ownership of such 20,000 shares. Includes 9,117 shares that may be deemed to be beneficially owned by Mr. Slovin as a result of his participation in the Company’s Outside Directors Deferred Compensation Plan.
(h)	Includes 397,900 shares underlying options held by Mr. Taub, which options are exercisable within 60 days.
(i)	Represents 227 shares that may be deemed to be beneficially owned by Mr. Webb as a result of his participation in the Company’s Outside Directors Deferred Compensation Plan.
(j)	Includes shares of Common Stock indirectly owned by Mr. Perelman through MacAndrews Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Business Conduct and Ethics covers transactions and other activities by employees of the Company and its subsidiaries that give rise to conflicts of interest. The conflicts of interest policy in the Code limits or prohibits, among other things, transactions between the employee and the Company and transactions by the employee with (and employment with or substantial investments in) an enterprise that is a present or potential supplier, customer or competitor, or that engages or may engage in any other business with the Company. In addition, the policy also prohibits employees from appropriating for personal benefit business opportunities that should be first offered to the Company. The Code also limits similar transactions by family members of employees. Any waivers of the Code must be approved by either the Board of Directors or the Audit Committee of the Company. As a Delaware corporation, the Company is also subject to the requirement for disinterested director or shareholder approval of transactions by the Company with its directors and officers, as set forth in Section 144 of the Delaware General Corporation Law.

Transfer Agreement.    In 1995, a subsidiary of Mafco Consolidated, the Company and two of the Company’s subsidiaries entered into a transfer agreement (the ‘‘Transfer Agreement’’). Pneumo Abex LLC (considered together with its predecessor in interest Pneumo Abex Corporation, ‘‘Pneumo Abex’’), an indirect, wholly owned subsidiary of the Company, has various contingent liabilities, most of which are indemnified by third parties. Among the indemnified liabilities are certain environmental and asbestos-related claims, as well as certain tax and other matters. Under the Transfer Agreement, Pneumo Abex retained the assets and liabilities relating to its former Abex NWL Aerospace Division (‘‘Aerospace’’), as well as certain contingent liabilities and the related assets, including its historical insurance and indemnification arrangements. Pneumo Abex transferred substantially all of its other assets and liabilities to a subsidiary of Mafco Consolidated. The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

The Transfer Agreement requires such subsidiary of Mafco Consolidated to undertake certain administrative and funding obligations with respect to certain categories of asbestos-related claims and other liabilities, including environmental claims, retained by Pneumo Abex. Pneumo Abex must reimburse the amounts so funded only when it receives amounts under related indemnification and insurance agreements. Such administrative and funding obligations would be terminated as to these categories of asbestos-related claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third-party indemnitors and insurers. In the event of certain kinds of disputes with Pneumo Abex’s indemnitors regarding their indemnities, the Transfer Agreement permits Pneumo Abex to require such subsidiary to fund 50% of the costs of resolving the disputes.

The Company/Mafco Consolidated Registration Rights Agreement.    Mafco Consolidated and the Company are parties to a registration rights agreement (as amended, the ‘‘Company/Mafco Consolidated Registration Rights Agreement’’) providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933 (the ‘‘Securities Act’’), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated, all or portion of the issued and outstanding Common Stock owned by Mafco Consolidated (the ‘‘Registrable Shares’’). Such demand rights are subject to the conditions that the Company is not required to (1) effect a demand registration more than once in any 12-month period, (2) effect more than one demand registration with respect to the Registrable Shares, or (3) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Company/Mafco Consolidated Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registrable Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Company/Mafco Consolidated Registration Rights Agreement except that Mafco Consolidated is responsible for underwriters’ discounts and selling commissions with respect to the Registrable Shares it sells.

Management Services Agreement.    During 2006, 2005, and 2004, three executive officers of the Company were executives of MacAndrews & Forbes. The Company did not compensate such executive officers, but, in 2006, 2005 and 2004, the Company paid to MacAndrews & Forbes $3.25 million, $1.5 million and $1.5 million, respectively, for the value of the services provided by such officers to the Company pursuant to a management services agreement and charged that amount to selling, general, and administrative expense. On May 24, 2006, the Company and MacAndrews & Forbes entered into the Amended Management Services Agreement to reflect the increased scope of the management services provided by MacAndrews & Forbes to the Company and the increased size of the Company after the acquisition of Clarke American. Under the Amended Management Services Agreement, the Company pays to MacAndrews & Forbes an annual fee of $5.0 million paid quarterly, beginning with the third quarter of 2006.

The Amended Management Services Agreement will terminate on December 31, 2008, subject to automatic one-year renewal periods unless either party gives the other party written notice at least 90 days prior to the end of the initial term or a subsequent renewal period. The Amended Management Services Agreement will also terminate in the event that MacAndrews & Forbes Inc. or its affiliates no longer in the aggregate retain beneficial ownership of 10% or more of the outstanding common stock of the Company. The Amended Management Services Agreement also contains customary indemnities covering MacAndrews & Forbes Inc. and its affiliates and personnel.

MacAndrews Holdings Insurance Programs.    The Company participates in MacAndrews Holdings’ directors and officer’s insurance program, which covers the Company as well as MacAndrews Holdings and MacAndrews Holdings’ other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews Holdings for its allocable portion of the premiums for such coverage, which the Company believes is more favorable than the premiums the Company could secure were it to secure its own coverage. At December 31, 2006, the Company recorded prepaid expenses and other assets of $1.2 million and $2.4 million relating to the directors and officers insurance program. At December 31, 2005, the Company recorded prepaid expenses and other assets of $1.3 million and $3.6 million relating to the directors and officers insurance program. The Company paid $2.7 million to MacAndrews Holdings in 2005 under the insurance program. No payments to MacAndrews Holdings were made in 2006 under the insurance program.

Security Services.    Allied Security, an affiliate of MacAndrews Holdings, provided contract security officer services to Mafco Worldwide and Clarke American. Mafco Worldwide and Clarke American made aggregate payments to Allied Security for such services of approximately $0.2 million and $0.1 million, respectively, for the full fiscal year 2006, and $0.2 million and $0.4 million, respectively, for the full fiscal year 2005, which the Company believes is competitive with industry rates for similarly situated security firms and as favorable as terms that could have been obtained from an unrelated party in an arms-length transaction.

List and Data Services.    James B. Alcott, who was President of the Alcott Routon division of Clarke American until March 31, 2007, owns 20% of the outstanding shares of, and serves as a director for, Altair Data Resources LLC, a Tennessee limited liability company controlled by several of Clarke American’s employees, including James B. Alcott. Altair provides list and data services. Alcott Routon (which Clarke American acquired in 2004) made purchases for such services from Altair totaling $0.2 million for the full fiscal year 2006 and $0.4 million for the full fiscal year 2005. Alcott Routon continues to purchase list and data services from Altair.

Tax Sharing Agreement.    On December 15, 2005, the Company and each of the direct parent companies of Clarke American and Mafco Worldwide entered into a tax sharing agreement (the ‘‘Tax Sharing Agreement’’) whereby the Company will elect to file consolidated federal income tax returns on behalf of Clarke American, Mafco Worldwide and their respective affiliated subsidiaries as well as certain other subsidiaries of the Company. Under the Tax Sharing Agreement, each of Clarke American and

Mafco Worldwide will make quarterly payments to the Company. These payments generally are based on the applicable federal income tax liability that Clarke American and Mafco Worldwide and their respective affiliated subsidiaries would have had for each taxable period if Clarke American or Mafco Worldwide, as the case may be, had not been included in the Company’s consolidated group. Similar provisions apply with respect to any foreign, state or local income or franchise tax returns filed by any Company consolidated, combined or unitary group for each year that Clarke American, Mafco Worldwide or any of their respective subsidiaries, as the case may be, is included in any such group for foreign, state or local tax purposes.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any Quarterly Report on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021. Each such request must set forth a good faith representation that, as of the Record Date, April 9, 2007, the person making the request was a beneficial owner of Common Stock entitled to vote. In order to ensure timely delivery of such documents prior to the Annual Meeting, any such request should be made promptly to the Company. A copy of any exhibit to the Annual Report on Form 10-K may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021.

For your convenience, please note that the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Company’s website at http://www.mandfworldwide.com, as well as on the SEC’s website at www.sec.gov.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company’s proxy material for use in connection with the Annual Meeting of stockholders to be held in 2008 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the shares of Common Stock were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the annual meeting of stockholders to be held in 2008) in writing to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, not less than 120 calendar days before the first anniversary of the date of this Proxy Statement. In accordance with the Company’s by-laws, assuming the annual meeting of stockholders to be held in 2008 is within 30 days before or after the first anniversary date of the Annual Meeting, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which the Company will not be required to include in its proxy material) must be submitted not later than March 18, 2008 and not earlier than February 17, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Because of their participation in the Company’s Outside Directors Deferred Compensation Plan, Mr. Meister was granted 4,072 stock units, and Mr. Slovin was granted 3,544 stock units during 2006 under that Plan, in varying installments at the end of each calendar month. For more information regarding such grants see ‘‘Director Compensation for 2006.’’ Forms 4 with respect to such grants were not filed during 2006 but have subsequently been filed.

OTHER BUSINESS

The Company knows of no other matter that may come before the Annual Meeting. However, if any such matter properly comes before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 30, 2007

By Order of the Board of Directors,
M & F WORLDWIDE CORP.

Annex A

EXECUTION VERSION

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

FIRST AMENDMENT, dated as of, and effective, October 31, 2006 (this ‘‘Amendment’’), to the Employment Agreement dated as of August 1, 2001 (the ‘‘Agreement’’) by and between Mafco Worldwide Corporation (formerly known as Pneumo Abex Corporation), a Delaware corporation (the ‘‘Company’’) and Stephen G. Taub (the ‘‘Executive’’).

WHEREAS, the parties desire to amend the Agreement in certain respects;

NOW THEREFORE, the parties agree to amend and restate in their entirety Sections 3.2 and 3.3 of the Agreement, as follows:

3.2	Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive will be eligible to receive a bonus with respect to each calendar year included within the Term computed in accordance with the provisions of the next two succeeding sentences. If, with respect to any calendar year, the Company achieves EBITDA of at least the percentage set forth in the table below of its business plan for such year, such bonus shall be the percentage set forth in the table below of Base Salary with respect to the year for which the bonus (any such bonus, a ‘‘performance bonus’’) was earned:

Percentage of EBITDA in Business Plan	Percentage of Base Salary
80%	60%
85	75
90	90
95	100
100	105
105	110
110	125
115	150

In the event that the Term or this Agreement is terminated other than pursuant to Section 4.3, the Executive shall be entitled to receive a prorated performance bonus (if such a bonus is otherwise payable) with respect to (A) the year in which the Term or this Agreement terminated or, (B) in the event of a termination pursuant to Section 4.4, the year in which the Executive was last entitled to receive any payments of Base Salary, in an amount equal to (x) the percentage of Base Salary otherwise payable as a performance bonus with respect to such year multiplied by (y) a fraction, the numerator of which is the number of whole months elapsed from the beginning of such year to the date as of which the Term or this Agreement terminated or the last day as of which the Executive is entitled to receive payments of Base Salary, as applicable and the denominator of which is 12. A performance bonus or other bonus, if either or both are earned in accordance with this Agreement, shall be paid no later than March 15th of the year next following the year with respect to which such bonus was earned. The maximum bonus payable pursuant to this Section 3.2 shall be $2,000,000 with respect to any calendar year.

3.3	Minimum Compensation. If, during any calendar year (a ‘‘Current Year’’), EBITDA for such year at least equals EBITDA for the immediately prior year (a ‘‘Prior Year’’), then the sum of Base Salary and bonus payable to the Executive on account of the Current Year (‘‘Total Current Year Compensation’’) shall be no less than the sum of Base Salary and bonus paid to the Executive on account of the Prior Year (‘‘Total Prior Year Compensation’’). In any case described in the preceding sentence in which Total Prior Year Compensation was greater than Total Current Year Compensation computed pursuant to Sections 3.1 and 3.2, then the difference shall be paid to the Executive no later than March 15th of the year next following the Current Year.’’

This amendment is conditioned upon stockholder approval of such amendment, and the Company agrees to seek such stockholder approval not later than the next regularly scheduled annual meeting of stockholders after the date hereof. Except as set forth herein, there are no other changes to the Agreement, which as amended hereby remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Agreement to be executed and delivered as of the date written first above.

MAFCO WORLDWIDE CORPORATION
By: /s/ Howard Gittis
Howard Gittis Director
By: /s/ Stephen G. Taub
Stephen G. Taub

ANNUAL MEETING OF STOCKHOLDERS OF

M & F WORLDWIDE CORP.

May 17, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20430000000000000000		051707

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect as directors of M & F Worldwide Corp. for terms expiring in 2010 and until their successors are duly elected and qualified.

NOMINEES:
FOR ALL NOMINEES	☐	Ronald O. Perelman
	☐	Martha L. Byorum
WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Theo Folz
	☐	Bruce Slovin
FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR	AGAINST	ABSTAIN
2.	To approve certain bonus arrangements for Stephen G. Taub for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986.

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

M & F WORLDWIDE CORP.

COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 17, 2007

                The undersigned appoints Michael C. Borofsky, Barry F. Schwartz and Edward P. Taibi, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of M & F Worldwide Corp. (“MFW”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of MFW to be held on May 17, 2007 on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares “FOR” election of the persons nominated as directors by the Board of Directors; and “FOR” approval of certain bonus arrangements for Stephen G. Taub for purposes of allowing such compensation to be deductible under Section 162(m) of the Internal Revenue Code of 1986. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be signed on the reverse side.)

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